Exhibit 10.12

January 9, 2011

J. Michael Myshrall

[redacted]

Dear Michael,

On behalf of Commtouch Inc. (“Company”), I am pleased to offer you the position of Vice President, Corporate Business Development, reporting to the CEO.

Base Salary

Your base salary is $16,666.66 per month, or approximately $200,000 on a yearly basis. Salary will be paid on a semi-monthly basis.

Your employment shall remain at all times “at will”, and you are classified as an exempt employee.

Performance-based Bonus

Based in part on the successful completion of tasks assigned to you by your supervisor, as well as achievement of certain company performance metrics (to be defined from time to time by your supervisor in writing), you shall be entitled to earn an annual bonus of up to $50,000. The determination of whether or not you have successfully completed your tasks shall be at your supervisor’s discretion, to be employed at all times in good faith.

The bonus may be earned and paid in periodic installments over the course of each year of employment as milestones are reached, as determined by your supervisor.

Option Grant

We will recommend to the compensation committee that you receive a grant of 50,000 options for purchase of Ordinary Shares in the Company’s parent company, Commtouch Software Ltd., under terms of the Company's U.S. stock option plan. Your grant, if approved, will vest over a four year period, with the first 25% vesting twelve months following the grant date and thereafter in equal monthly increments for thirty six months, have a grant date equal to the date that the Board of Directors or committee thereof approves the grant and have an exercise price equal to the fair market value of an Ordinary Share on the grant date. The Company will consider your candidacy for additional option grants as and when deemed appropriate by the compensation committee.

All option grants will include a standard change of control provision allowing for acceleration of vesting upon defined circumstances.

www.commtouch.com

292 Gibraltar Drive, Suite 107, Sunnyvale, California 94089    ●    tel: 650.864.2000    ●    fax: 650.864.2002

Benefits

Provided that you timely complete all necessary applications/relevant documents, you will be eligible to participate in our standard employee benefit plans, as they are currently defined and as added/modified from time to time by the Company for the benefit of its employees.

Termination Rights

i.	Should the Company terminate your employment other than for cause at any time prior to completion of your first twenty-four months of employment, you shall be entitled to a severance equal to the greater of a) your base salary payments for the period remaining after your termination date and until the end of your initial six month period of employment (provided your employment was in fact terminated prior to the end of such initial six month period) and b) three times your monthly base salary.

ii.	Following completion of your first twenty-four months of employment, should (a) the Company terminate your employment other than for cause or (b) you voluntarily terminate your employment for “Good Reason”, you shall be entitled to a severance equal to six times your monthly base salary.

iii.	In relation to paragraph ii(b) above, you shall evidence a voluntary termination for Good Reason by written notice to the Company within 60 days after the date of the occurrence of any event that constitutes Good Reason for voluntary termination. Good Reason shall mean the occurrence of any of the following events:

(a) the assignment of employment responsibilities which are not of comparable responsibility and status as the employment responsibilities held immediately prior to a change of control;

(b) a reduction of your title below that of a Vice President of the Company;

(c) the requirement to relocate in order to work out of one the Company’s corporate offices, rather than working from your home office in Virginia; or

(d) a reduction by the Company in your annual base salary as in effect immediately prior to a change of control.

iv.	Payment of your severance shall be made within forty-five days following termination of your employment. The Company shall be entitled to withhold from the gross amount of the severance payment any amount on behalf of taxes, etc., as required by law, and the net amount paid to you shall be considered the full and final payment of severance hereunder by the Company.

In addition to any other conditions set forth herein, the payment of severance described above is conditional upon your executing a standard waiver of claims undertaking in favor of the Company and its parent company in a mutually acceptable and reasonable form.

www.commtouch.com

292 Gibraltar Drive, Suite 107, Sunnyvale, California 94089    ●    tel: 650.864.2000    ●    fax: 650.864.2002

Prior to your departure (whether voluntarily or involuntarily), you shall be obliged to make all reasonable efforts to transfer your responsibilities to your successor or supervisor, by assisting and coordinating with such person and helping familiarize him/her with the Company and the nature of the employment.

Additional Terms

During the work week, you will dedicate your work to Commtouch from your home office in Virginia. You agree that any such usage is not at the request of the Company, and you voluntarily waive any and all claims against the Company arising out of or relating to the use of your home, or a portion thereof, as an office on behalf of Commtouch, including claims relating to the sufficiency of the space utilized in performing your duties for Commtouch. Furthermore, you agree to fully indemnify and hold harmless Commtouch against any claims of any kind pertaining to your home, including those relating to your possession, upkeep, usage, ownership or rental of your home. The Company will provide for a personal computer that can be used at your home office, and will reimburse you for telephonic communications charges relating directly to Company business performed at your home office.

Travel to other locations likely will be necessary to fulfill your responsibilities, but is not expected to exceed 50% of your time. Periodically, you may be asked to visit the Company’s offices in California and Florida, as well as the Company’s parent in Israel, as coordinated between you and your supervisor. Any reasonable and necessary business expenses incurred by you for trips authorized in advance shall be reimbursed by the Company upon receipt of an appropriate expense report. Appropriate expense reports shall be submitted by you in a timely manner, in accordance with Company policy, namely within two weeks of the incurrence of the expense. The failure to timely submit expense reports may be deemed by the Company, in its sole discretion, as sufficient cause to reject a request for reimbursement.

Should you agree to accept our offer for employment, the terms described in this letter, as well as the policies and conditions set forth in the Company’s Employee Manual and periodic Company updates, shall constitute the terms of your employment. Any additions or modifications of the terms of this letter must be in writing, attached as an addendum hereto and signed by an authorized representative of the Company in order to be binding on the Company. You are encouraged to review the Company’s Employee Manual, a copy of which will be provided to you at the offices of the Company.

In signing this letter, the parties agree that the substantive laws of the State of Virginia, without regard to laws pertaining to conflicts of law, shall govern your employment. Furthermore, any dispute arising hereunder, including both statutory and non-statutory claims, shall be referred to mediation in accordance with the Mediation Agreement attached hereto as Exhibit “A”.

www.commtouch.com

292 Gibraltar Drive, Suite 107, Sunnyvale, California 94089    ●    tel: 650.864.2000    ●    fax: 650.864.2002

Please confirm your acceptance by returning a copy of this letter along with the attached Acceptance and Acknowledgment Form and Exhibit “A”, as signed by you, by no later than January 9, 2011. Should you accept this offer, and provided that the undersigned Commtouch representative has signed and delivered to you a copy of this offer letter indicating Commtouch’s agreement to the terms herein, your first date of employment will be January 9, 2011. Per your request, it may be necessary to offer some flexibility in your work week during a transition period of up to 45 days. This may include a work week of Sunday-Thursday during the transition period, but is not expected to reduce your efforts at Commtouch from a full time five-day work week. You will provide the Company advance notice of your need for a change in your work week during the stated period. After that, your work week shall be five full days, Mondays through Fridays. You will be required to sign an appropriate NDA and inventions assignment concurrent with the commencement of your employment.

Michael, we are excited about the possibility of having you join us as an employee and look forward to a productive future together. If you have any questions, please do not hesitate to call.

Sincerely,

/s/ Gary Davis

Gary Davis

VP, General Counsel

ACCEPTANCE AND ACKNOWLEDGEMENT

I have read, understand and accept the foregoing terms of employment.

I understand that this letter does not constitute a contract of employment for any specific period of time but will create an "employment at will" relationship where the relationship can be terminated by me or by the Company at any time for any reason, with or without cause. This statement supersedes any contrary representations, which may have been made to me.

Acknowledged, Accepted and Agreed on January 9, 2011.

J. Michael Myshrall

Name

/s/ J. Michael Myshrall

Signature

www.commtouch.com

292 Gibraltar Drive, Suite 107, Sunnyvale, California 94089    ●    tel: 650.864.2000    ●    fax: 650.864.2002

EXHIBIT “A”

MEDIATION AGREEMENT

Mediation

The parties signing below shall participate in mediation of any dispute arising under this Agreement.

Should the parties be unable to agree on the nomination of a mediator, third party representatives (legal or otherwise) of each of the parties shall discuss in good faith and mutually appoint the mediator of the dispute. The mediator shall be a lawyer specializing in employment law, with at least five (5) years of related experience. The mediation shall be held at a neutral site , to be determined by the mediator, and shall commence with one party’s petition to the FMCS. The mediation shall be conducted in accordance with rules as determined by the mediator. In no event shall the preceding sentence be construed as requiring the mediator to impose rules of any kind on the parties, and the mediator shall be free to conduct the mediation as he or she deems just and proper. The cost of the mediation services shall be borne by Commtouch. Each party shall pay for its own costs associated with its attendance at the mediation.

At least seven (7) business days before the date of the mediation, each side shall provide the mediator with a statement of its position and copies of all supporting documents.

In Witness Whereof, the parties have executed this Agreement on January 9, 2011.

/s/ Gary Davis	/s/ J. Michael Myshrall
Commtouch Inc.	Employee

www.commtouch.com

292 Gibraltar Drive, Suite 107, Sunnyvale, California 94089    ●    tel: 650.864.2000    ●    fax: 650.864.2002

March 2, 2020

RE: Retention

Dear Mike,

In addition to the RSU grant separately approved by Cyren’s Compensation Committee and Board of Directors on February 11, 2020, and subject to your continued employment as of the following dates, I confirm our agreement that on the earlier of (i) the closing of a Change of Control transaction as defined in the 2016 Equity Incentive Plan (the “Plan”), (ii) the termination of your employment by the Company for reasons other than for Cause (as defined in the Plan), or (iii) subject to advance notice by you of 30 days, January 2, 2021, your employment with Cyren shall be terminated without Cause, and you shall be entitled to receive severance equal to six times your monthly base salary, company paid COBRA coverage for you and your family under Cyren’s health/vision/dental plans for six months, and payment for any accrued but unused vacation time.

For the avoidance of doubt, these terms have been approved by Cyren’s Board of Directors and are not subject to change without the express written consent of both you and the Company.

Sincerely,

/s/ Brett Jackson

Brett Jackson

Chief Executive Officer

Cyren Ltd.